MARCUS & MILLICHAP, INC. REPORTS PRELIMINARY RESULTS FOR
SECOND QUARTER 2026

Revenue Grew 17.8% Compared to Second Quarter 2025
Net Income of $0.10 Per Diluted Share for Second Quarter 2026

CALABASAS, Calif., August 6, 2026 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, or “MMI”) (NYSE: MMI), a leading national real estate services firm specializing in commercial real estate investment sales, financing services, research and advisory services, reported its second quarter financial results today.
Second Quarter 2026 Highlights Compared to Second Quarter 2025
•Total revenue increased by 17.8% to $202.9 million, compared to $172.3 million
•Brokerage commissions increased by 18.1% to $167.0 million, compared to $141.4 million
•Private Client Market brokerage revenue increased by 13.6% to $106.2 million, compared to $93.5 million
•Middle Market and Larger Transaction Market brokerage revenue increased by 29.4% to $54.7 million, compared to $42.3 million
•Financing fees increased by 15.3% to $30.3 million, compared to $26.3 million
•Pre-tax income increased by $10.0 million to $6.3 million compared to pre-tax loss of $3.7 million
•Net income of $3.9 million, or $0.10 per common share, diluted, compared to a net loss of $11.0 million, or $0.28 per common share, diluted
•Adjusted EBITDA1 increased by $10.6 million to $12.1 million compared to $1.5 million
Six Months 2026 Highlights Compared to Six Months 2025
•Total revenue increased by 18.0% to $374.4 million, compared to $317.3 million
•Brokerage commissions increased by 15.1% to $305.1 million, compared to $265.0 million
•Private Client Market brokerage revenue increased by 13.5% to $194.4 million, compared to $171.2 million
•Middle Market and Larger Transaction Market brokerage revenue increased by 19.5% to $99.3 million, compared to $83.1 million
•Financing fees increased by 28.7% to $57.1 million, compared to $44.4 million
•Pre-tax income increased by $21.8 million to $4.1 million compared to pre-tax loss of $17.7 million
•Net income of $0.8 million, or $0.02 per common share, diluted, compared to a net loss of $15.5 million, or $0.40 per common share, diluted
•Adjusted EBITDA1 increased by $22.4 million to $15.1 million compared to $(7.3) million

“Our strong second quarter is the culmination of numerous internal initiatives to expand our client outreach and more favorable catalysts for CRE sales and financing,” said Hessam Nadji, President and Chief Executive Officer of Marcus & Millichap. “Our private client recovery gained momentum as banks and credit unions have become more active, while our larger, institutional sales and financing volumes also showed significant progress.”

Mr. Nadji continued, “The passage of time since the market bottom, coupled with the repricing of CRE assets in response to higher interest rates, is driving increased transaction activity. The recent resurgence of the Middle East conflict and inflation pressures continue to challenge bid/ask spreads tied to the rise in rates over the last few months. However, we are leveraging MMI’s size, scale and unwavering focus on client connectivity to continue revenue growth and service expansion strategies. Our fortress balance sheet is enabling us to continue investing in our platform and talent while returning capital to shareholders as part of our ongoing efforts to create long-term value.”

1 Please refer to the reconciliation of U.S. GAAP measures to non-GAAP measures at the end of this release for more information.

Second Quarter 2026 Results Compared to Second Quarter 2025
Total revenue for the second quarter 2026 was $202.9 million, an increase of 17.8% compared to $172.3 million for the second quarter 2025.

For real estate brokerage commissions, revenue was $167.0 million, an increase of 18.1% compared to the same period in the prior year. The increase was primarily attributed to an 18.4% increase in total sales volume compared to the second quarter 2025. The Larger Transaction Market revenue increased by 43.2% and the Private Client Market revenue increased by 13.6%.

For financing fees, revenue was $30.3 million, an increase of 15.3% compared to the same period in the prior year. The increase was primarily attributed to a 5.4% increase in total financing volume and a 10 basis point increase in the average fee rate earned, compared to the second quarter 2025.

Total operating expenses for the second quarter 2026 were $200.7 million compared to $181.3 million for the same period in the prior year. The change was primarily due to an increase of $20.0 million in cost of services. Cost of services as a percentage of total revenue increased by 50 basis points to 62.4% compared to the same period during the prior year, primarily due to our senior investment sales and financing professionals earning higher commissions in 2026.

Selling, general and administrative expenses remained relatively consistent at $71.7 million for the second quarter 2026 compared to $71.6 million for the same period in 2025.

Net income for the second quarter 2026 was $3.9 million, or $0.10 per common share, diluted, compared to a net loss of $11.0 million, or $0.28 per common share, diluted, for the same period in 2025. Adjusted EBITDA for the second quarter 2026 was $12.1 million, compared to $1.5 million for the same period in the prior year, primarily as a result of the increase in operating income.
Six Months 2026 Results Compared to Six Months 2025
Total revenue for the six months ended June 30, 2026 was $374.4 million, compared to $317.3 million for the same period in the prior year, an increase of $57.1 million, or 18.0%. Total operating expenses for the six months ended June 30, 2026 increased by 9.8% to $377.9 million compared to $344.1 million for the same period in the prior year. Cost of services as a percentage of total revenue increased to 61.5%, an increase of 10 basis points compared to the first six months of 2025. The Company’s net income for the six months ended June 30, 2026 was $0.8 million, or $0.02 per common share, diluted, compared to a net loss of $15.5 million, or $0.40 per common share, diluted for the same period in the prior year. Adjusted EBITDA for the six months ended June 30, 2026 was $15.1 million compared to $(7.3) million for the same period in the prior year. As of June 30, 2026, the Company had 1,677 investment sales and financing professionals, compared to 1,640 at the end of the same period last year.
Capital Allocation
On July 31, 2026, the Board of Directors declared a semi-annual regular dividend of $0.25 per share, payable on October 6, 2026, to stockholders of record at the close of business on September 15, 2026.

During the six months ended June 30, 2026, the Company repurchased 912,957 shares of common stock at an average price of $26.22 for a total purchase price of $23.9 million. Since August 2022, the Company has repurchased and retired 3,987,494 shares of common stock at an average price of $30.06 per share for a total price of $119.9 million.

On April 30, 2026, the Company's Board of Directors approved an additional $70 million to repurchase common stock under its stock repurchase program. After accounting for shares repurchased through August 3, 2026, the Company has approximately $90.1 million available to repurchase shares under its program. No time limit has been established for the completion of the program, and the repurchases are expected to be executed from time to time, subject to general business and market conditions and other investment opportunities, through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans.

Business Outlook
Despite ongoing price discovery and wider than normal bid/ask spreads, the Company believes the commercial real estate transaction market is poised to overcome the near-term challenges which are currently expected to extend through 2026. Accordingly, the Company believes it remains well-positioned to return to long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. We believe the size and fragmentation of the Private Client Market continue to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all U.S. commercial property transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI had an estimated 18% share of this segment by transaction count in 2025.

Key factors that may influence the Company’s business during the remainder of 2026 include:
•Volatility in transactional activity and investor sentiment driven by:
▪potentially volatile cost of debt capital;
▪interest rate uncertainty, the potential for rising inflation and the heightened bid-ask spread between buyers and sellers;
▪risks of a potential recession and its unfavorable impact on commercial real estate space demand;
▪possible impact of the U.S. administration’s tariff, immigration, geopolitics and other policy changes on market sentiment, which may influence transaction velocity and/or future fluctuations in interest rates, sales and financing activity; and
▪increases in operating expenses driven by labor costs, insurance, taxes and cost of construction materials.
•The implementation of new tax laws, many of which are beneficial to commercial real estate investors;
•Volatility in the markets in which the Company operates;
•Increases in costs related to in-person events, client meetings, and conferences;
•Global geopolitical uncertainty, which may cause investors to refrain from transacting; and
•The potential for acquisition activity and subsequent integration.
Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.
Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Thursday, August 6, 2026 through 11:59 p.m. Eastern Time on Thursday, August 20, 2026 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13759355.
About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national real estate services firm specializing in commercial real estate investment sales, financing services, research and advisory services. As of December 31, 2025, the Company had 1,808 investment sales and financing professionals in more than 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory, and leasing services to its clients. Marcus & Millichap, Inc. closed 8,818 transactions in 2025, with a sales volume of $50.8 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements, including our expectations regarding the long-term outlook of the commercial real estate transaction market, and our positioning within it, our belief relating to the Company’s long-term growth, our assessment of the key factors influencing the Company’s business outlook, including the expectation for future interest rate cuts or rising inflation and likely impact of such cuts or inflation on commercial real estate demand, and the execution of our capital return program, including a semi-annual dividend and stock repurchase program. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets, a worsening of economic conditions, and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of inflation and changes to interest rates;
•our ability to attract and retain qualified senior executives, managers, and investment sales and financing professionals;
•the impact of forgivable loans and related expense resulting from the recruitment and retention of agents;
•the impact of litigation and our success in appealing any judgments entered against us;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cybersecurity risks and ransomware attacks, and any related impact on our brand reputation or clients;
•the failure to maintain the security of our information and technology networks, including personally identifiable and client information;
•changes in interest rates, availability of capital, tax laws, tariffs and trade regulations, executive orders, employment laws, or other government regulation affecting our business;
•our ability to successfully identify, negotiate, execute, and integrate accretive acquisitions; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K or in any subsequent SEC report.

In addition, in this release, words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “goal,” “expect,” “predict,” “potential,” “should,” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended June 30, 2026. As a result, all financial results described in this release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Real estate brokerage commissions	$167,002	$141,417	$305,114	$265,039
Financing fees	30,266	26,259	57,112	44,389
Other revenue	5,647	4,600	12,156	7,886
Total revenue	202,915	172,276	374,382	317,314
Operating expenses:
Cost of services	126,666	106,618	230,303	194,966
Selling, general and administrative	71,688	71,550	142,903	143,102
Depreciation and amortization	2,348	3,153	4,739	6,002
Total operating expenses	200,702	181,321	377,945	344,070
Operating income (loss)	2,213	(9,045)	(3,563)	(26,756)
Other income, net	4,192	5,498	7,955	9,477
Interest expense	(140)	(200)	(293)	(387)
Income (loss) before provision (benefit) for income taxes	6,265	(3,747)	4,099	(17,666)
Provision (benefit) for income taxes	2,356	7,288	3,290	(2,209)
Net income (loss)	$3,909	$(11,035)	$809	$(15,457)

Earnings (loss) per share:
Basic	$0.10	$(0.28)	$0.02	$(0.40)
Diluted	$0.10	$(0.28)	$0.02	$(0.40)
Weighted average common shares outstanding:
Basic	37,827	39,004	38,013	38,967
Diluted	38,019	39,004	38,249	38,967

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was approximately $14.1 billion for the three months ended June 30, 2026, encompassing 2,306 transactions consisting of $9.5 billion for real estate brokerage (1,530 transactions), $3.6 billion for financing (480 transactions) and $1.0 billion in other transactions, including consulting and advisory services (296 transactions). Total sales volume was $26.2 billion for the six months ended June 30, 2026, encompassing 4,328 transactions consisting of $17.4 billion for real estate brokerage (2,878 transactions), $6.7 billion for financing (878 transactions) and $2.1 billion in other transactions, including consulting and advisory services (572 transactions). As of June 30, 2026, the Company had 1,575 investment sales professionals and 102 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Real Estate Brokerage	2026	2025	2026	2025
Average number of investment sales professionals	1,590	1,543	1,613	1,560
Average number of transactions per investment sales professional	0.96	0.89	1.78	1.63
Average commission per transaction	$109,151	$102,849	$106,016	$103,937
Average commission rate	1.76%	1.76%	1.76%	1.81%
Average transaction size (in thousands)	$6,204	$5,830	$6,040	$5,755
Total number of transactions	1,530	1,375	2,878	2,550
Total brokerage sales volume (in millions)	$9,493	$8,016	$17,384	$14,675

	Three Months Ended June 30,		Six Months Ended June 30,
Financing (1)	2026	2025	2026	2025
Average number of financing professionals	103	101	102	102
Average number of transactions per financing professional	4.66	4.05	8.61	7.31
Average fee per transaction	$55,293	$53,448	$55,245	$48,594
Average fee rate	0.74%	0.64%	0.73%	0.68%
Average transaction size (in thousands)	$7,449	$8,294	$7,587	$7,131
Total number of transactions	480	409	878	746
Total financing sales volume (in millions)	$3,575	$3,392	$6,662	$5,320
(1)Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenue by commercial real estate market for real estate brokerage:

	Three Months Ended June 30,
	2026			2025			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	222	$128	$6,101	214	$122	$5,651	8	$6	$450
Private Client Market ($1 – <$10 million)	1,144	3,754	106,214	1,030	3,345	93,514	114	409	12,700
Middle Market ($10 – <$20 million)	82	1,179	21,704	71	933	19,223	11	246	2,481
Larger Transaction Market (≥$20 million)	82	4,432	32,983	60	3,616	23,029	22	816	9,954
	1,530	$9,493	$167,002	1,375	$8,016	$141,417	155	$1,477	$25,585

	Six Months Ended June 30,
	2026			2025			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	423	$246	$11,436	413	$245	$10,676	10	$1	$760
Private Client Market ($1 – <$10 million)	2,134	7,037	194,351	1,862	6,033	171,219	272	1,004	23,132
Middle Market ($10 – <$20 million)	162	2,217	41,360	156	2,135	40,112	6	82	1,248
Larger Transaction Market (≥$20 million)	159	7,884	57,967	119	6,262	43,032	40	1,622	14,935
	2,878	$17,384	$305,114	2,550	$14,675	$265,039	328	$2,709	$40,075

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)

	June 30, 2026 (unaudited)	December 31, 2025
Assets
Current assets:
Cash, cash equivalents, and restricted cash (restricted cash of $1,750 and $11,253 at June 30, 2026 and December 31, 2025, respectively)	$153,516	$161,921
Commissions receivable	13,542	14,851
Income tax receivable	3,352	1,962
Marketable debt securities, available-for-sale (amortized cost of $57,287 and $90,557 at June 30, 2026 and December 31, 2025, respectively, and $0 allowance for credit losses)	57,249	90,564
Advances and loans, net	15,211	15,299
Prepaid expenses and other assets, current	27,765	24,613
Total current assets	270,635	309,210
Property and equipment, net	23,110	23,877
Operating lease right-of-use assets, net	69,895	74,333
Marketable debt securities, available-for-sale (amortized cost of $135,819 and $145,570 at June 30, 2026 and December 31, 2025, respectively, and $0 allowance for credit losses)	134,446	145,701
Assets held in rabbi trust	13,987	13,476
Deferred tax assets, net	43,260	44,586
Goodwill and other intangible assets, net	40,741	41,662
Advances and loans, net	140,478	147,215
Other assets, non-current	29,243	27,120
Total assets	$765,795	$827,180
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,962	$11,021
Deferred compensation and commissions	40,161	57,463
Operating lease liabilities	17,500	18,796
Accrued bonuses and other employee related expenses	16,268	23,856
Other liabilities, current	8,937	10,311
Total current liabilities	92,828	121,447
Deferred compensation and commissions	30,486	35,416
Operating lease liabilities	56,653	59,459
Other liabilities, non-current	6,915	7,755
Total liabilities	186,882	224,077
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at June 30, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 37,871,003 and 38,422,993 at June 30, 2026 and December 31, 2025, respectively	4	4
Additional paid-in capital	203,468	192,945
Retained earnings	376,674	409,753
Accumulated other comprehensive (loss) income	(1,233)	401
Total stockholders’ equity	578,913	603,103
Total liabilities and stockholders’ equity	$765,795	$827,180

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)
Adjusted EBITDA Reconciliation
Adjusted EBITDA, which the Company defines as net income (loss) before (i) interest income and other, including interest on marketable debt securities, available-for-sale and cash, cash equivalents, and restricted cash, and net realized gains (losses) on marketable debt securities, available-for-sale, (ii) interest expense, (iii) provision (benefit) for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss), operating income (loss) or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income (loss), to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$3,909	$(11,035)	$809	$(15,457)
Adjustments:
Interest income and other (1)	(3,410)	(4,373)	(7,462)	(8,411)
Interest expense	140	200	293	387
Provision (benefit) for income taxes	2,356	7,288	3,290	(2,209)
Depreciation and amortization	2,348	3,153	4,739	6,002
Stock-based compensation	6,780	6,223	13,396	12,402
Adjusted EBITDA	$12,123	$1,456	$15,065	$(7,286)
(1)Other includes net realized gains (losses) on marketable debt securities available-for-sale.
Glossary of Terms
•Private Client Market: transactions with values from $1 million up to but less than $10 million
•Middle Market: transactions with values from $10 million up to but less than $20 million
•Larger Transaction Market: transactions with values of $20 million and above
•Acquisitions: acquisitions of businesses accounted for as a business combination in accordance with generally accepted accounting standards

Certain Adjusted Metrics
Real Estate Brokerage
Following are actual and as adjusted metrics excluding any large transactions in our real estate brokerage business in excess of $300 million:

	Three Months Ended June 30, 2026		Six Months Ended June 30, 2026
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total sales volume increase	18.4%	7.2%	18.5%	12.3%
Average commission rate increase (decrease)	—%	8.5%	(2.8)%	1.1%
Average transaction size increase (decrease)	6.4%	(3.6)%	5.0%	(0.4)%

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com